Exhibit 12.1

Synovus Financial Corp.

Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(in thousands)

	Six Months Ended	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio 1—Including Interest on Deposits
Earnings:
Income from continuing operations before income taxes	177,761	358,573	302,559	252,628	31,477	(59,532)
Fixed charges	65,705	126,355	117,001	126,379	158,225	225,938

Total	243,467	484,929	419,560	379,006	189,702	166,407

Fixed Charges:
Interest on deposits	32,214	65,534	55,179	64,392	95,749	173,885
Interest on short-term borrowings	96	168	220	324	614	1,063
Interest on long-term debt	29,763	52,942	54,009	54,106	53,659	42,654
Portion of rents representative of the interest factor (1/3) of rental expense
	3,632	7,711	7,593	7,557	8,202	8,337

Total fixed charges	65,705	126,355	117,001	126,379	158,225	225,938
Preferred stock dividends and accretion	5,119	10,238	10,238	40,830	58,703	58,088

Total fixed charges and preferred stock dividends	70,824	136,593	127,238	167,209	216,928	284,026
Ratio of Earnings to Fixed Charges	3.71x	3.84x	3.59x	3.00x	1.20x	0.74x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.44x	3.55x	3.30x	2.27x	0.87x	0.59x

Ratio 2—Excluding Interest on Deposits
Earnings:
Income from continuing operations before income taxes	177,761	358,573	302,559	252,628	31,477	(59,532)
Fixed charges	33,491	60,821	61,822	61,987	62,475	52,053

Total	211,253	419,394	364,381	314,614	93,953	(7,478)

Fixed Charges:
Interest on short-term borrowings	96	168	220	324	614	1,063
Interest on long-term debt	29,763	52,942	54,009	54,106	53,659	42,654
Portion of rents representative of the interest factor (1/3) of rental expense
	3,632	7,711	7,593	7,557	8,202	8,337

Total fixed charges	33,491	60,821	61,822	61,987	62,475	52,053
Preferred stock dividends and accretion	5,119	10,238	10,238	40,830	58,703	58,088

Total fixed charges and preferred stock dividends	38,610	71,059	72,059	102,817	121,179	110,142

Ratio of Earnings to Fixed Charges	6.31x	6.90x	5.89x	5.08x	1.50x	(0.14x )
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	5.47x	5.90x	5.06x	3.06x	0.78x	(0.07x )